Exhibit 10.1

PRESS RELEASE

Magic Reports Record-Breaking Annual Results for 2011 with Revenues of $113 Million and Net Income of $15 Million, an Increase of 60% Year over Year

Company Reports Double-Digit Overall Growth for the Ninth Consecutive Quarter

Or Yehuda, Israel, February 14, 2012 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today its financial results for the fourth quarter and full year ended December 31, 2011.

Financial Highlights for the Fourth Quarter, 2011

•	Fourth quarter revenues increased 22% year over year to $30.5 million from $25.0 million.

•	Operating income for the fourth quarter increased 40% to $4.2 million, compared to $3.0 million in the same period last year; Non-GAAP operating income increased 45% to $4.5 million, compared to $3.1 million in the same period last year.

•	Net income for the fourth quarter increased 42% to $4.4 million compared to $3.1 million in the same period last year; Non-GAAP net income increased 47% to $4.7 million, compared to $3.2 million in the same period last year.

Financial Highlights for the Full Year Ended December 31, 2011

•	Revenues for the year ended December 31, 2011, reached $113.3 million, an increase of 28%, compared to $88.6 million in 2010.

•	Operating income for the year ended December 31, 2011, increased 58% to $14.7 million compared to $9.3 million in the same period last year; Non-GAAP operating income for the year increased 45% to $14.5 million, compared to $10.0 million in the same period last year.

•	Net income for the year ended December 31, 2011, increased 60% to $15.0 million compared to $9.4 million in the same period last year; Non-GAAP net income for the year increased 48% to $14.8 million, compared to $10.0 million in the same period last year.

•	Total cash, cash equivalents and short-term investments as of December 31, 2011, amounted to $32.1 million (after full payment for the purchase of BluePhoenix’s AppBuilder activity).

Results

•	For the fourth quarter ended December 31, 2011, total revenues were $30.5 million, with net income of $4.4 million, or $0.12 per fully diluted share. This compares with revenues of $25 million and net income of $3.1 million, or $0.09 per fully diluted share for the same period last year.

•	For the fourth quarter of 2011, operating income was $4.2 million. This compares to operating income of $3 million for the same period a year ago.

•	For the year ended December 31, 2011, total revenues were $113.3 million, with net income of $15.0 million, or $0.41 per fully diluted share. This compares with revenues of $88.6 million and net income of $9.4 million, or $0.29 per fully diluted share, for the same period last year.

•	Operating income for the year ended December 31, 2011, was $14.7 million. This compares to operating income of $9.3 million for the same period a year ago.

Comments of Management

Commenting on the results, Guy Bernstein, Chief Executive Officer of Magic Software Enterprises, said: “I am pleased to report that 2011 was Magic’s most successful year ever. Our record-breaking financial results have been consistently impressive, with unprecedented double-digit growth for the ninth consecutive quarter, reflecting excellent growth in all our regional centers of activity.

2011 saw further enhancement of our product portfolio, including the launch of our new mobile offering and the addition of .NET development capabilities to our core application platform. As a result, we continue to be recognized throughout the industry for our quality and innovation.

In recognition of our outstanding business achievements and our long-term growth potential, in 2011, Magic was elevated to the NASDAQ Global Select Market top-tier listing and the prestigious TASE TA-100 Index of the Tel-Aviv Stock Exchange.

Moving forward, we plan to expand our product offering, especially our mobile and cloud-based solutions, to provide new and exciting opportunities for our company and greater added value for our customers,” concluded Mr. Bernstein.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

•	Amortization of purchased intangible assets
•	In-process research and development capitalization and amortization and
•	Equity-based compensation expense

Magic Software’s management believes that the presentation of non-GAAP measures provides useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

About Magic Software Enterprises

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms.

For more information, visit www.magicsoftware.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Press Contact:

Tania Amar, VP Global Marketing

Magic Software Enterprises

Tel: +972 (0)3 538 9300

tania@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED STATEMENTS OF INCOME

U.S. dollars in thousands (except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues	30,483	25,027	113,328	88,578
Cost of Revenues	17,968	14,344	67,258	51,448
Gross profit	12,515	10,683	46,070	37,130
Research and development, net	469	506	2,047	2,072
Selling, marketing and general and
administrative expenses	7,870	7,165	29,306	25,720
Total operating costs and expenses	8,339	7,671	31,353	27,792
Operating income	4,176	3,012	14,717	9,338
Financial income (expenses), net	(90)	60	221	(224)
Other income, net	33	11	125	159
Income before taxes on income	4,119	3,083	15,063	9,273
Taxes on income	(270)	—	(203)	(102)
Net income	4,389	3,083	15,266	9,375
Net income attributable to non-controlling interests	(24)	—	(222)	—
Net income attributable to Magic Shareholders	4,365	3,083	15,044	9,375

Net earnings per share attributable to
Magic Software:
Basic	0.12	0.10	0.41	0.29
Diluted	0.12	0.09	0.41	0.29

Weighted average number of shares in thousands
used in computing net earnings per share

Basic	36,348	32,578	36,268	32,139

Diluted	37,010	33,470	37,046	32,731

MAGIC SOFTWARE ENTERPRISES LTD.

RECONCILIATION BETWEEN GAAP AND NON-GAAP

STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES

U.S. dollars in thousands (except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
	Unaudited		Unaudited

GAAP operating income	4,176	3,012	14,717	9,338
Amortization of capitalized software and other intangible assets	1,506	1,224	4,335	3,940
Capitalization of software development	(1,376)	(1,245)	(5,222)	(3,595)
Stock-based compensation	186	135	633	300
Total adjustments to GAAP	316	114	(254)	645
Non-GAAP operating income	4,492	3,126	14,463	9,983

GAAP net income	4,365	3,083	15,044	9,375
Total adjustments to GAAP as above	316	114	(254)	645
Non-GAAP net income	4,681	3,197	14,790	10,020

Non-GAAP basic net earnings per share	0.13	0.10	0.41	0.31
Weighted average number of shares used in computing net earnings per share in thousand	36,348	32,578	36,268	32,139

Non-GAAP diluted net earnings per share	0.13	0.10	0.40	0.31
Weighted average number of shares in thousands used in computing net earnings per share	37,084	33,625	37,137	32,806

MAGIC SOFTWARE ENTERPRISES LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	28,711	43,661
Short-term bank deposits	2,170	24
Available-for-sale marketable securities	1,241	2,857
Trade receivables, net	24,946	17,801
Other accounts receivable and prepaid expenses	6,373	4,029
Total current Assets	63,441	68,372

LONG-TERM RECEIVABLES:
Severance pay fund	351	325
Other Long-term receivables	3,941	2,141
Total other long-term receivables	4,292	2,466

PROPERTY AND EQUIPMENT, NET	2,029	1,827
IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL, NET	63,630	39,285

TOTAL ASSETS	133,392	111,950

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities of long term loans	-	9
Trade payables	3,545	2,994
Accrued expenses and other accounts payable	18,055	15,028
Deferred revenues	4,011	1,526
Total current liabilities	25,611	19,557

NON CURRENT LIABILITIES:
Long-term loans	13	2
Liability due to acquisition activities	1,350	2,990
Accrued severance pay	1,087	536
Total non-current Liabilities	2,450	3,528

EQUITY:
Magic Shareholders' equity	104,841	88,865
Non-controlling interests	490	-
Total equity	105,331	88,865

TOTAL LIABILITIES AND EQUITY	133,392	111,950